Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 21, 2006, accompanying the financial statements and supplemental schedule on Form 11-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of JLG Industries, Inc. on Form S-8 (File No. 333-110798).
/s/ Grant Thornton LLP
Baltimore, Maryland
June 29, 2006